SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2016

BENEFICIAL BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36806	47-1569198
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103

(Address of principal executive offices) (Zip Code)

(215) 864-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 6, 2016, Beneficial Bancorp, Inc. (the “Company”) and Beneficial Bank (the “Bank”), the Company’s wholly owned subsidiary, entered into amended and restated employment agreements with (i) Gerard P. Cuddy, the President and Chief Executive Officer of the Company and the Bank and (ii) Thomas D. Cestare, the Executive Vice President and Chief Financial Officer of the Company and the Bank.  In addition, effective February 6, 2016, the Bank entered into amended and restated executive officer change in control severance agreements with (i) Martin F. Gallagher, Jr., the Executive Vice President and Chief Lending Officer of the Company and the Bank, (ii) Joanne R. Ryder, the Executive Vice President and Chief Administrative Officer of the Company and the Bank, and (iii) Pamela M. Cyr, the Executive Vice President and Chief Retail Banking Officer of the Company and the Bank.

The amended and restated agreements modified each executive officer’s existing employment agreement or executive officer change in control severance agreement by adopting a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.

The Company will file copies of each amended and restated employment agreement and amended and restated executive officer change in control severance agreement as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL BANCORP, INC.

Date: February 11, 2016	By:	/s/ Thomas D. Cestare
Thomas D. Cestare
Executive Vice President and
Chief Financial Officer